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                   [Form of Shook, Hardy & Bacon P.C. Opinion]

                                         , 1995



Mark VII, Inc.
10100 N.W. Executive Hills Boulevard
Suite 200
Kansas City, Missouri 64153

Ladies and Gentlemen:

          We have acted as counsel to Mark VII, Inc., a Missouri corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-3 of the Company (the "Registration Statement"), filed with the Securities and Exchange Commission on May 8, 1995, relating to the registration under the Securities Act of 1933 of approximately 1,269,613 shares of the Company's common stock, par value $.10 per share (the "Shares"), which will be offered for sale by certain shareholders of the Company.

          In this connection, we have reviewed (i) the Registration Statement,
(ii) the Restated Articles of Incorporation of the Company as filed as Exhibit 3(a) to the Company's Registration Statement on Form S-1 (SEC File No. 33-6550), (iii) Amendment No. 1 to the Restated Articles of Incorporation of the Company as filed as Exhibit 4.2 to the Company's Registration Statement on Form S-8 (SEC File No. 33-86174) (the "Form S-8"), (iv) the Amended and Restated Bylaws of the Company as filed as Exhibit 3(b) to the Company's Annual Report on Form 10-K for the year ended January 1, 1994, (v) the form of Underwriting Agreement among the Company, the Selling Shareholders (as defined therein) and Alex. Brown & Sons Incorporated as filed as Exhibit 1.1 to the Registration Statement, (vi) the specimen certificate evidencing the Shares as filed as
Exhibit 4.4 to the Form S-8, (vii) resolutions adopted by the Board of Directors of the Company and (viii) such other documents, records and instruments as we have deemed necessary or appropriate in order to give the opinion set forth herein. We have, with your consent, relied as to factual matters on certificates or other documents furnished by the Company or its officers and directors and by governmental authorities and upon such other documents and data that we have deemed appropriate. We have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

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Mark VII, Inc.
__________, 1995
Page 2


          Based on and subject to the foregoing and the qualifications and limitations set forth below, we are of the opinion that the Shares are legally issued, fully paid and nonassessable.

          We express no opinion as to the laws of any jurisdiction other than the General and Business Corporation Law of the State of Missouri. The opinion set forth in this letter is effective as of the date hereof. No expansion of our opinion may be made by implication or otherwise. We express no opinions other than as herein expressly set forth.

          We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to the undersigned under the heading "Legal Matters" in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                   Very truly yours,




                                   Shook, Hardy & Bacon P.C.